CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 7, 1996 for Katz Media Group, Inc. (the "Company") and March 10, 1995 for Katz Media corporation appearing on pages F-2 and F-22, respectively, of the Company's Annual Report on Form 10-K for the year ended December 31, 1995.



/s/Price Waterhouse LLP

Price Waterhouse LLP
New York, New York
May 22, 1996